Exhibit 7.22

EXECUTION VERSION

LIMITED GUARANTY

This Limited Guaranty, dated as of November 5, 2019 (this “Limited Guaranty”), is made by each of Marubeni Corporation, a Japanese corporation (“MC”), and Mizuho Leasing Company, Limited, a Japanese company (“MLCL,” and together with MC, the “Guarantors”), in favor of Aircastle Limited, a Bermuda exempted company (the “Company”). Reference is hereby made to the Agreement and Plan of Merger, entered into concurrently with this Limited Guaranty (as it may be amended from time to time, the “Merger Agreement”), by and among MM Air Limited, a Bermuda exempted company (“Parent”), MM Air Merger Sub Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty.

(a) To induce the Company to enter into the Merger Agreement, the Guarantors hereby absolutely, unconditionally and irrevocably guarantee to the Company, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of Parent’s obligation under (A) Section 2.02(a) of the Merger Agreement to deposit with the Paying Agent cash sufficient to pay the Merger Consideration (the “Deposit Obligation”), (B) Section 6.03 of the Merger Agreement to use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and shall comply with the obligations of Parent thereunder to the same extent as if it were party thereto, (C) Section 6.10(d) of the Merger Agreement relating to expense reimbursement and indemnification obligations in connection with financing by Parent, and (D) Section 9.10 of the Merger Agreement entitling the Company to specific performance (clauses (A) through (D) collectively, the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b) If Parent fails to discharge its Guaranteed Obligations when due to be paid, or otherwise performed, under the Merger Agreement, the Company may at any time and from time to time, at the Company’s sole discretion, take any and all actions available hereunder or under applicable Law to enforce the Guarantors’ obligations hereunder in respect of such Guaranteed Obligations, subject to the terms and conditions of this Limited Guaranty.

(c) In furtherance of the foregoing, Guarantors acknowledge that, if the Guaranteed Obligations are due to be paid, or otherwise performed, pursuant to the Merger Agreement, the Company may, in its sole discretion, bring and prosecute a separate action or actions against Guarantors for the full amount of Guarantors’ liabilities hereunder in respect of the Guaranteed Obligations (subject to the terms and conditions of this Limited Guaranty) regardless of whether action is brought against Parent or whether Parent is joined in any such action or actions.

2. Nature of Guaranty.

(a) Subject to the express terms and conditions of this Limited Guaranty, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent.

(b) The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. In the event that any deposit with the Paying Agent in respect of the Deposit Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Deposit Obligation as if such deposit had not been made. This Limited Guaranty is an unconditional guarantee of deposit and not of collection.

(c) Notwithstanding anything to the contrary herein, the obligations of the Guarantors hereunder shall be several and not joint. MC shall be liable for 65% of any amount payable by the Guarantors hereunder, and MLCL shall liable for 35% of any amount payable by the Guarantors hereunder.

3. Changes in Obligations.

(a) The Guarantors agree that the Company may at any time and from time to time, without notice to or further consent of the Guarantors, and without in any way impairing or affecting the Guarantors’ obligations under this Limited Guaranty: (i) extend the time of payment of the Guaranteed Obligations and (ii) also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part.

(b) The Guarantors agree that the Guaranteed Obligations hereunder shall not be discharged or released, in whole or in part, or otherwise affected by: (i) any failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub under the Merger Agreement; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iii) any addition, substitution or release of any person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Limited Guaranty, the Merger Agreement or any related agreement or document; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, counterclaim, set-off, deduction or other right that the Guarantors may have at any time against Parent, Merger Sub or the Company, whether in connection with the Guaranteed Obligations or otherwise (and Guarantors promise and undertake to make all payments required hereunder free and clear of any such claim, counterclaim, set-off, deduction or other rights); or (vii) the adequacy of any other means that the Company may have of obtaining payment of the Guaranteed Obligations.

4. Certain Waivers.

(a) To the fullest extent permitted by applicable Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Company. The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.

(b) To the fullest extent permitted by applicable Law, the Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that either of them may now have or hereafter acquire against Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance or enforcement of the Guarantors’ obligations under or in respect of this Limited Guaranty or any other agreement in connection herewith, including without limitation any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or any other person, whether such claim, remedy or right arises in equity or under contract, statute or common Law, including without limitation the right to take or receive from Parent, Merger Sub or any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been satisfied in full. If any amount shall be paid to either Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations under this Limited Guaranty, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Guaranteed Obligations thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of any of their respective obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding Guaranteed Obligations under this Limited Guaranty in respect of such relieved obligations.

(c) The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

5. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay of the Company in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise by the Company of any right, remedy or power hereunder shall preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company at any time or from time to time.

6. Representations and Warranties. Each Guarantor hereby represents and warrants (but only as to itself) that:

(a) it is an entity duly organized validly existing and in good standing under the Laws of its jurisdiction of organization;

(b) the execution, delivery and performance of this Limited Guaranty (i) have been duly and validly authorized and approved by all necessary corporate action, and no other such actions on the part of such Guarantor are necessary therefor, and (ii) do not contravene any provision of such Guarantor’s organizational documents or any applicable Law binding on such Guarantor or any of its property or assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made, and all conditions thereof have been duly complied with, and no other action by, and no other notice to or other filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guaranty;

(d) this Limited Guaranty has been duly and validly executed and delivered by such Guarantor (assuming due execution and delivery of the Merger Agreement by all the parties thereto) and constitutes a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity); and

(e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect.

7. Successors and Assigns. Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the other parties hereto.

8. Continuing Guaranty; Termination. Unless terminated pursuant to this Section 8, this Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and binding on each Guarantor, its successors and permitted assigns until the complete, irrevocable and indefeasible payment, as applicable, and satisfaction in full of the Guaranteed Obligations. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantors shall have no further obligations under this Limited Guaranty as of the earliest to occur of: (a) the consummation of the Closing; and (b) the termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Guaranteed Obligations are payable or continue to be in effect.

9. No Recourse.

(a) The Company acknowledges and agrees that (i) as of the date hereof, neither Parent nor Merger Sub has any assets, other than (x) their respective rights under the Merger Agreement and (y) a de minimis amount of cash, and that (ii) no additional funds are expected to be contributed to Parent unless and until the Closing occurs.

(b) Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Limited Guaranty the Company acknowledges and agrees that (i) no Person other than the Guarantors has any obligations hereunder and (ii) the Company has no remedy, recourse or right of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate (other than Parent, Merger Sub or the Surviving Company), or any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate (other than Parent, Merger Sub or the Surviving Corporation) or assignee of any of the foregoing (each, a “Related Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law or otherwise, by or on behalf of Parent or Merger Sub against any Related Party, except for (x) claims by the Company against the Guarantors (but not any Related Party) under and to the extent provided in this Limited Guaranty and subject to the limitations described herein (“Retained Guaranty Claims”), (y) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (“Retained Merger Agreement Claims”), and (z) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto (“Retained Confidentiality Claims,” and together with Retained Guaranty Claim and Retained Merger Agreement Claims, “Retained Claims”). Notwithstanding the foregoing, in the event that either Guarantor consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such person (in either case, a “Successor Entity”), as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes any Successor Entity of such Guarantor.

(c) The Company hereby covenants and agrees that it shall not, and shall cause each of its Affiliates and their respective representatives not to, directly or indirectly, institute any action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby or thereby, against the

Guarantors or any Related Party, except for (i) Retained Guaranty Claims brought by the Company against the Guarantor, (ii) Retained Merger Agreement Claims brought by the Company against Parent or Merger Sub, and (iii) Retained Confidentiality Claims brought by the Company against any party to the Confidentiality Agreement.

10. Release. By its acceptance of this Limited Guaranty, to the maximum extent permitted by applicable Law, the Company, on its own behalf and on behalf of its shareholders, Affiliates, representatives and their respective officers, directors, employees, representatives and agents (collectively, the “Releasing Persons”), hereby waives each and every right of recovery against the Guarantors and each Related Party under or in connection with or related to this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, and hereby releases the Guarantors and each Related Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, the Merger Agreement, or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other person against the Guarantors or any Related Party, or otherwise under any theory of law or equity (the “Released Claims”); provided, however, that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by e-mail with confirmation of receipt, upon delivery; and (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service if that time is during the recipient’s regular business hours on a business day and if otherwise at 9:00 a.m. local time on the next business day after such time. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to the Company:	Aircastle Limited c/o Aircastle Advisor LLC 201 Tresser Boulevard, Suite 400 Stamford, CT 06901 Email: [*] Attention: Christopher L. Beers, Chief Legal Officer

with a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Email: [*] [*] Attention: Joseph Coco Thomas Greenberg

If to the Guarantors:	Marubeni Corporation 7-1, Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan Email: [*] Attention: General Manager

and to:	Mizuho Leasing Company, Limited 2-6 Toranomon 1-chome Minato-ku, Tokyo, 105-0001 Japan Email: [*] [*] [*] Attention: Yoshiaki Fujikawa Katsuya Noto Masayuki Ando

with copies (which shall not constitute notice) to:	Clifford Chance US LLP 31 West 52nd Street, 3rd Floor New York, New York 10019 Email: [*] Attention: John A. Healy

and to:	White & Case LLP Marunouchi Trust Tower Main, 26th Floor 1-8-3 Marunouchi, Chiyoda-ku, Tokyo, 100-0005 Japan Email: [*] [*] Attention: Jun Usami Nels Hansen

12. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a) THIS LIMITED GUARANTY, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LIMITED GUARANTY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LIMITED GUARANTY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guaranty brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guaranty and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and further waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guaranty or the transactions contemplated hereby, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property are exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (y) this that, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LIMITED GUARANTY, THE MERGER AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Entire Agreement. This Limited Guaranty, the Merger Agreement and the Confidentiality Agreement together constitute the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, proposals, undertakings, understandings, agreements, representations and warranties, both written and oral, between the Guarantors or any of their respective Affiliates (other than the Company), on the one hand, and the Company or any of its Affiliates (other than the Guarantors), on the other hand, with respect to such subject matter.

14. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of a waiver, by the party against which the waiver is to be effective. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

15. No Third-Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants as set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guaranty, and that this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto and any Related Party any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

16. Severability. Any term or provision of this Limited Guaranty found to be invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability and shall not affect any other term or provision of this Limited Guaranty or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Limited Guaranty.

18. Counterparts. This Limited Guaranty may be executed manually or by.pdf signature, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties (except that parties that are affiliates need not deliver counterparts to each other in order for this Limited Guaranty to be effective).

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IN WITNESS WHEREOF, the undersigned have duly executed this Limited Guaranty, all as of the date first written above.

MARUBENI CORPORATION

By:	/s/ Takayuki Sakakida
	Name:	Takayuki Sakakida
	Title:	General Manager, Finance & Leasing Business Dept. – II

[Limited Guaranty]

MIZUHO LEASING COMPANY, LIMITED

By:	/s/ Hiroshi Motoyama
Name: Hiroshi Motoyama
Title: President and Chief Executive Officer

[Limited Guaranty]

Agreed to and accepted by:

AIRCASTLE LIMITED

By:	/s/ Michael J. Inglese
Name: Michael J. Inglese
Title: Chief Executive Officer

[Limited Guaranty]